Exhibit 99.1

LogMeIn Announces New Board of Directors for Combined Company Following Merger with Citrix’s GoTo Business

Sets Expected Close Date for Merger and Dates for Third Special Dividend

BOSTON, January 6, 2017 — LogMeIn, Inc. (NASDAQ: LOGM) today named the nine directors who will serve on the Board of Directors for the combined company effective upon the close of its proposed merger with Citrix Systems, Inc.’s GetGo subsidiary, a wholly owned subsidiary consisting of Citrix’s GoTo family of service offerings. The Board will be comprised of four directors designated by Citrix and five members of LogMeIn’s current Board of Directors. As previously announced, the four Citrix designees are Bob Calderoni, Jesse Cohn, and Peter Sacripanti, all of whom also serve as current Citrix directors, as well as Citrix’s Chief Operating Officer and Chief Financial Officer, David Henshall. Joining them from LogMeIn’s current Board will be LogMeIn’s president and CEO, Bill Wagner, LogMeIn’s Chairman of the Board, Michael Simon, as well as Steven Benson, Michael Christenson and Edwin Gillis.

As previously announced, the new Board will form an Operating Committee to oversee the combined company’s realization of potential run rate synergies, which are expected to be $100 million within two years following the closing of the merger. The Operating Committee will consist of Bob Calderoni, who will serve as chairman of the Operating Committee, as well as Jesse Cohn, Michael Christenson and Michael Simon.

Close Date Announced

Originally announced on July 26, 2016, the merger is expected to be completed following the close of business on Tuesday, January 31, 2017, subject to the satisfaction of certain remaining conditions including, among other things, the approval by LogMeIn’s stockholders of the issuance of an estimated 27.3 million shares of LogMeIn common stock to Citrix equity holders in connection with the merger. The LogMeIn stockholder vote is scheduled to be held at a special meeting of stockholders on January 25, 2017.

Special Dividend

In connection with the anticipated close of the merger, LogMeIn’s Board of Directors declared a third special cash dividend of $0.50 per share of LogMeIn common stock, as contemplated by the definitive merger agreement. The special dividend will be paid on January 31, 2017 to LogMeIn stockholders of record as of January 16, 2017. LogMeIn currently has approximately 25.6 million shares of common stock outstanding.

About LogMeIn

LogMeIn, Inc. (NASDAQ:LOGM) simplifies how people connect to each other and the world around them. With millions of users worldwide, our cloud-based solutions make it possible for people and companies to connect and engage with their workplace, colleagues, customers and products anywhere, anytime. LogMeIn is headquartered in Boston with offices in Bangalore, Budapest, Dublin, Fairfax (VA), London, San Francisco, Sydney, Szeged and Wichita (KS).

Forward-Looking Statements

This communication contains “forward-looking statements” concerning LogMeIn, Inc. (“LogMeIn”), Citrix Systems, Inc. (“Citrix”), GetGo, Inc. (“GetGo”), the proposed transactions and other matters. All statements other than statements of historical fact contained in this report are forward-looking statements within the meaning of Section 27A of the United States Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the United States Securities Exchange Act of 1934, as amended (the “Exchange Act”). Forward-looking statements usually relate to future events and anticipated revenues, earnings, cash flows or other aspects of our operations or operating results. Forward-looking statements are often identified by the words “believe,” “expect,” “anticipate,” “plan,” “intend,” “foresee,” “should,” “would,” “could,” “may,” “estimate,” “outlook” and similar expressions, including the negative thereof. The absence of these words, however, does not mean that the statements are not forward-looking. These forward-looking statements are based on the current expectations, beliefs and assumptions of the management of LogMeIn concerning future developments, business conditions, anticipated synergies, pro forma financial results, LogMeIn’s plans to issue dividends in connection with the transaction, and their potential effects. There can be no assurance that future developments affecting the parties will be those that the parties anticipate.

Among the risks and uncertainties that could cause actual results to differ from those described in the forward-looking statements are the following: (1) the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement, (2) the risk that LogMeIn’s stockholders may not approve the issuance of the LogMeIn common stock in connection with the proposed merger, (3) the risk that the necessary regulatory approvals may not be obtained or may be obtained subject to conditions that are not anticipated, (4) risks that any of the closing conditions to the proposed merger, including Citrix’s distribution of the shares of GetGo, may not be satisfied in a timely manner, (5) risks related to disruption of management time from ongoing business operations due to the proposed transactions, (6) failure to realize the estimated synergies or growth from the proposed transactions or that such benefits may take longer to realize than expected, (7) risks related to unanticipated costs of integration of GetGo by LogMeIn, (8) the effect of the announcement of the proposed transactions or the consummation of the proposed transactions on the ability of LogMeIn and Citrix to retain and hire key personnel and maintain relationships with their key business partners and customers, and on their operating results and businesses generally, (9) the length of time necessary to consummate the proposed transactions, (10) adverse trends in economic conditions generally or in the industries in which the LogMeIn and Citrix operate, (11) adverse changes to, or interruptions in, relationships with third parties unrelated to the announcement, (12) LogMeIn’s ability to compete effectively and successfully and to add new products and services, (13) LogMeIn’s ability to successfully manage and integrate acquisitions, (14) the ability to attract new customers and retain existing customers in the manner anticipated, (15) unanticipated changes relating to competitive factors in the parties’ industries, and (16) the business interruptions in connection with the LogMeIn’s technology systems. Discussions of additional risks and uncertainties are contained in LogMeIn’s and Citrix’s filings with the U.S. Securities and Exchange Commission (the “SEC”). None of LogMeIn, Citrix or GetGo is under any obligation, and each expressly disclaim any obligation, to update, alter, or otherwise revise any forward-looking statements, whether written or oral, that may be made from time to time, whether as a result of new information, future events, or otherwise. Persons reading this announcement are cautioned not to place undue reliance on these forward-looking statements which speak only as of the date hereof.

No Offer or Solicitation

This communication is not intended to and does not constitute an offer to sell or the solicitation of an offer to subscribe for or buy or an invitation to purchase or subscribe for any securities or the solicitation of any vote in any jurisdiction pursuant to the proposed transactions or otherwise, nor shall there be any sale, issuance or transfer of securities in any jurisdiction in contravention of applicable law. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended. Subject to certain exceptions to be approved by the relevant regulators or certain facts to be ascertained, the public offer will not be made directly or indirectly, in or into any jurisdiction where to do so would constitute a violation of the laws of such jurisdiction, or by use of the mails or by any means or instrumentality (including without limitation, facsimile transmission, telephone and the internet) of interstate or foreign commerce, or any facility of a national securities exchange, of any such jurisdiction.

Important Additional Information and Where to Find It

In connection with the proposed transaction, LogMeIn filed a registration statement on Form S-4 with the SEC on September 16, 2016, as amended on October 20, 2016, November 18, 2016 and December 13, 2016, and which was declared effective on December 15, 2016. This registration statement includes a proxy statement that also constitutes a prospectus, which was sent to LogMeIn stockholders on or about December 20, 2016. Stockholders are urged to read the proxy statement/prospectus and any other relevant documents when they become available, because they will contain important information about LogMeIn, GetGo, Citrix and the proposed merger. The proxy statement/prospectus and other documents relating to the proposed transactions (when they become available) can also be obtained free of charge from the SEC’s website at www.sec.gov. The proxy statement/prospectus and other documents (when they are available) can also be obtained free of charge from LogMeIn upon written request to LogMeIn, Inc., Investor Relations, 333 Summer Street, Boston, MA 02210 or by calling (781) 897-0694.

Participants in the Solicitation

This communication is not a solicitation of a proxy from any security holder of LogMeIn. However, LogMeIn, Citrix and certain of their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from shareholders of LogMeIn in connection with the proposed transaction under the rules of the SEC. Information about the directors and executive officers of Citrix may be found in its Annual Report on Form 10-K filed with the SEC on February 18, 2016, and its definitive proxy statement relating to its 2016 Annual Meeting of Shareholders filed with the SEC on April 29, 2016. Information about the directors and executive officers of LogMeIn may be found in its Annual Report on Form 10-K filed with the SEC on February 19, 2016, and its definitive proxy statement relating to its 2016 Annual Meeting of Stockholders filed with the SEC on April 8, 2016.

Contacts

LogMeIn Contacts:

Investors

Rob Bradley

781-897-1301

rbradley@LogMeIn.com

Press

Craig VerColen

781-897-0696

Press@LogMeIn.com